AMENDMENT TO THE
                                REVISED BYLAWS OF
                            ALEXANDER & BALDWIN, INC.


         The Revised Bylaws of Alexander & Baldwin, Inc., as amended effective February 22, 2001 and as thereafter amended (the "Bylaws") be, are hereby amended effective October 26, 2006, as follows:

         Article II, Section 7 of the Bylaws, "Action at Meetings of Stockholders," is amended by replacing the third paragraph thereof with the following paragraph:

         "To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than one hundred twenty (120) days nor more than one hundred fifty
         (150) days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event
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         that the annual meeting is called for a date that is not within twenty-five (25) days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs."

         Article III, Section 1 of the Bylaws, "Number and Term of Office," is amended by replacing the fifth paragraph thereof with the following paragraph:

         "To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Corporation (a) in the case of an annual meeting, not less than one hundred twenty
         (120) days nor more than one hundred fifty (150) days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual
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         meeting is called for a date that is not within twenty-five (25) days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs; and
         (b) in the case of a special meeting of stockholders called in the manner set forth in Article II, Section 2 hereof for the purpose of electing directors, not later than the close of business on the tenth
         (10th) day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs."

         Article III, Section 12 of the Bylaws, "Limited One-Year Waiver of Retirement Age," is amended by deleting the section in its entirety.